As filed with the Securities and Exchange Commission on March 13, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DOMINARI HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	52-0849320
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

725 5th Avenue, 22nd Floor, New York, NY	10022
(Address of Principal Executive Offices)	(Zip Code)

Dominari Holdings Inc. 2022 Equity Incentive Plan (f/k/a AIkido Pharma Inc. 2022 Equity Incentive Plan)
(Full Title of the Plan)

Anthony Hayes

Chief Executive Officer

Dominari Holdings Inc.
725 5th Avenue, 22nd Floor

New York, NY 10022

(Name and address of agent for service)

(212) 393-4540

(Telephone number, including area code, of agent for service)

With copies to:

Robert F. Charron, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

(212) 370-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

REGISTRATION OF ADDITIONAL SHARES
AND INCORPORATION OF PREVIOUS REGISTRATION Statement by reference

Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) is filed by Dominari Holdings Inc., a Delaware corporation (the “Registrant” or the “Company”), to register an additional 10,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), reserved for issuance under the Dominari Holdings Inc. 2022 Equity Incentive Plan (f/k/a AIkido Pharma Inc. 2022 Equity Incentive Plan) (the “2022 Plan”), adopted by the Company’s Board of Directors, and approved by the Company’s stockholders at the Company’s Annual Meeting of Stockholders on December 5, 2022. On April 7, 2023, the Company filed a registration statement on Form S-8 (Registration No. 333-271179) (the “2023 Registration Statement”) to register 1,100,000 shares of Common Stock reserved for issuance under the 2022 Plan as originally approved by the Company’s stockholders in December 2022.

On January 1, 2024, as the result of an automatic increase in the number of shares of Common Stock available for issuance under the 2022 Plan, pursuant to the provisions of the 2022 Plan, an additional 769,736 shares of Common Stock became available for issuance under the 2022 Plan, and, on December 23, 2024, the Company filed a registration statement on Form S-8 (Registration No. 333-284014) (the “2024 Registration Statement”) to register the additional 769,736 shares of Common Stock reserved for issuance under the 2022 Plan.

On January 1, 2025, as a result of an automatic increase in the number of shares of Common Stock available for issuance under the 2022 Plan, pursuant to the provisions of the 2022 Plan, an additional 1,229,379 shares of Common Stock became available for issuance under the 2022 Plan, and, on January 21, 2025, the Company filed a registration statement on Form S-8 (Registration No. 333- 284378) (the “2025 Registration Statement”) to register the additional 1,229,379 shares of Common Stock reserved for issuance under the 2022 Plan.

On April 1, 2025, as a result of stockholders voting to approve an amendment to Section 4(a) of the 2022 Plan, an additional 10,000,000 shares of Common Stock became available for issuance under the 2022 Plan.

On December 10, 2025, as a result of stockholders voting to approve an amendment to Section 4(a) of the 2022 Plan, an additional 316,346 shares of Common Stock became available for issuance under the 2022 Plan.

On January 1, 2026, as a result of an automatic increase in the number of shares of Common Stock available for issuance under the 2022 Plan, pursuant to the provisions of the 2022 Plan, an additional 3,213,487 shares of Common Stock became available for issuance under the 2022 Plan, and, on January 9, 2026, the Company filed a registration statement on Form S-8 (Registration No. 333- 292625) (the “2026 Registration Statement”) to register the additional 13,529,833 shares of Common Stock that became available for issuance under the 2022 Plan pursuant to the stockholder approvals on April 1, 2025 and December 10, 2025 and the automatic increase under the 2022 Plan on January 1, 2026.

On March 4, 2026, as a result of stockholders voting to approve an amendment to Section 4(a) of the 2022 Plan, an additional 10,000,000 shares of Common Stock became available for issuance under the 2022 Plan.

This Registration Statement is being filed to register the additional 10,000,000 shares of Common Stock that became available for issuance under the 2022 Plan pursuant to the stockholder approvals on March 4, 2026.

Pursuant to General Instruction E to Form S-8 under the Securities Act, the contents of the 2023 Registration Statement, 2024 Registration Statement and 2025 Registration Statement, including the documents incorporated therein by reference, are hereby incorporated by reference into this Registration Statement to the extent not otherwise amended or superseded by the contents hereof. Additionally, in accordance with the instructional note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission (the “Commission”), the information specified by Part I of the Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the Commission. You should read the information incorporated by reference herein because it is an important part of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the Commission:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (File No. 001-41845), filed with the Commission on April 15, 2025 (the “Annual Report”);

(b) All other reports filed by us with the Commission pursuant of Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report; and

(c) The description of our shares of Common Stock contained in Exhibit 4.2 to the Annual Report.

All reports and documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

5.1*	Opinion of Ellenoff Grossman & Schole LLP

10.1	2022 Equity Incentive Plan (included as Annex A to the Company’s Definitive Proxy Statement, filed with the Commission on October 21, 2022)

10.2	Amendment No. 1 to 2022 Equity Incentive Plan (included as Annex A to the Company’s Definitive Proxy Statement, filed with the Commission on March 10, 2025)

10.3	Amendment No. 2 to 2022 Equity Incentive Plan (included as Annex A to the Company’s Definitive Proxy Statement, filed with the Commission on November 10, 2025)

10.4	Amendment No. 3 to 2022 Equity Incentive Plan (included as Annex A to the Company’s Definitive Proxy Statement, filed with the Commission on February 6, 2026)

23.1*	Consent of Marcum LLP, an independent public accounting firm

23.2*	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

107*	Filing Fee Table

*	Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on March 13, 2026.

DOMINARI HOLDINGS INC.

By:	/s/ Anthony Hayes
Anthony Hayes
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Dominari Holdings Inc., hereby constitute and appoint Anthony Hayes, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in his and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Dominari Holdings Inc. and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Form S-8 has been signed by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ Anthony Hayes	Chief Executive Officer and Chairman of the Board of Directors	March 13, 2026
Anthony Hayes	(Principal Executive Officer)

/s/ Tim Ledwick	Chief Financial Officer	March 13, 2026
Tim Ledwick	(Principal Financial and Accounting Officer)

/s/ Kyle Wool
Kyle Wool	President and Director	March 13, 2026

/s/ Gregory James Blattner
Gregory James Blattner	Director	March 13, 2026

/s/ Kyle Haug
Kyle Haug	Director	March 13, 2026

/s/ Brian Parsley
Brian Parsley	Director	March 13, 2026

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